Exhibit 8.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BEIJING
HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

August 12, 2009

K-Sea Transportation Partners L.P.

One Tower Center Boulevard, 17th Floor

East Brunswick, New Jersey  08816

Ladies and Gentlemen:

We have acted as counsel to K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering and sale of up to 3,335,000 common units representing limited partner interests in the Partnership (the “Common Units”), including up to an additional 435,000 Common Units to cover any over-allotments, pursuant to that certain Underwriting Agreement dated August 7, 2009 by and among the Partnership, K-Sea General Partner L.P., a Delaware limited partnership and general partner of the Partnership (the “General Partner”), K-Sea General Partner GP LLC, a Delaware limited liability company and general partner of the General Partner, K-Sea Operating Partnership L.P., a Delaware limited partnership, and K-Sea OLP GP LLC, a Delaware limited liability company, on the one hand, and Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters, on the other hand.

We have also participated in the preparation of the registration statement on Form S-3, as amended (Registration Statement No. 333-142433), with respect to the Common Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated May 8, 2007 (the “Prospectus”), as supplemented by the prospectus supplement relating to the issuance of the Common Units dated August 7, 2009 (the “Prospectus Supplement”).

In connection therewith, we prepared the discussion (the “Discussion”) set forth in the Prospectus Supplement under the heading “Material Tax Consequences” and in the Prospectus under the heading “Material Tax Consequences.”

We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the dates of the Prospectus and the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, (ii) certain other filings made by the Partnership with the Commission and (iii) other information provided to us by the Partnership, the General Partner and K-Sea General Partner GP LLC.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof (the “Form 8-K”).  We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussion.  This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ BAKER BOTTS L.L.P.